                                                                   EXHIBIT 10.18

                               LINKING AGREEMENT

     This Linking Agreement (the "Agreement") is made and entered into as of February 10, 1999 (the "Effective Date") by and between Empower Health Corporation ("EHC"), with offices at 8920 Business Park Drive, Austin, Texas 78759, and Physicians' Online ("POL"), with its principal place of business located at 560 White Planes Road, Tarrytown, N.Y. 10591 (individually a "party" and collectively, the "parties").

                                   RECITALS

     WHEREAS, EHC develops, markets and maintains an integrated suite of Internet enabled, consumer oriented software applications and services, including but not limited to, the Community Partner Program, electronic commerce, advertising and promotional services on the Internet at the web site located at URL: http://www.drkoop.com, or and any replacement or successor URL (the "EHC Web Site");


     WHEREAS, POL develops, markets and maintains an Internet site which provides end user access to a Physician's directory for interactive queries located on the Internet at the web site at URL: http://www.mydoctor.com and any replacement or successor URL (the "MyDoctor Web Site"); and

     WHEREAS, EHC and POL desire to promote the other party's web site through cross links and other promotional activities upon the terms and subject to the conditions of this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the obligations set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1.
                                  DEFINITIONS

     1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings given below:

            (a) Home Page shall mean the first page of a web site which is displayed when accessing the associated URL.

            (b) Links shall mean hypertext, text, banner, logo and contextual links ("Graphical Image") which permit a user to go from one party's web site to another by clicking on the Graphical Image.

-----------------
Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

                                  ARTICLE 2.
                            LINKING AND PROMOTIONS

     2.1.   Linking

            (a)   POL shall establish and maintain at least one Link from the
(i) MyDoctor.com/resources page (or any replacement or successor page) to the EHC Web Site Home Page, and (ii) MyDoctor.com/directory (or any replacement or successor page) to the EHC Web Site Home Page. Further, POL shall establish one or more Links from the MyDoctor Web Site to the EHC Web Site as POL deems appropriate.

            (b) EHC shall establish and maintain at least one Link from the EHC Web Site Home Page to the MyDoctor.com/resources page (or any replacement or successor page). Further, EHC shall establish one or more Links from the EHC Web Site to the MyDoctor Web Site as EHC deems appropriate.

     2.2.   Joint Marketing Efforts

            (a) POL and EHC agree to release a joint press release within thirty (30) days of the Effective Date. From time to time thereafter, the parties may issue joint press releases as mutually agreed upon.

            (b) Upon mutual agreement of the parties, EHC and POL shall participate in opportunities to promote their relationship in marketing and promotional efforts.

            (c) Where appropriate and at EHC's sole discretion, EHC may periodically feature POL and the MyDoctor Web Site in its drkoop.com newsletter, on the EHC Web Site Home Page and in other EHC marketing programs and marketing materials.

            (d) Where appropriate and at POL's sole discretion, POL will periodically feature EHC and the EHC Web Site on the MyDoctor Web Site Home Page and in its marketing programs and marketing materials.

            (e) EHC and POL shall participate in joint sales and marketing discussions at mutually agreed times and locations to discuss how the parties can participate in additional joint marketing and business development opportunities.

     2.3.   Banner Advertising.

            (a) Each party (the "Selling Party") may sell the excess inventory of banner advertising of the other party (the "Inventory Owner") subject to the Inventory Owner's acceptance of such advertising. Such banner advertising may only be sold bundled together with banner advertising of the Selling Party.
* * * (as defined below) generated by either party from such banner advertising shall be

-----------
* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

shared between the parties with * * *. As used herein, "Revenue" means gross revenue less reasonable amounts of actual, out-of-pocket paid for commissions, in light of industry standards, and other direct costs. Banner advertising shall be billed to the customer by the Selling Party.

                                  ARTICLE 3.
                               PAYMENT AND FEES

     3.1. Payment; Reporting. Fees from banner advertising are due and payable within ten (10) days of receipt of payment by the Selling Party. In connection with each banner advertisement sold, the Inventory Owner shall provide the Selling Party on a monthly basis with a report setting forth the number of impressions delivered of such banner advertisement.

     3.2. Audit. Each party shall maintain records of all activities subject to payments pursuant to this Agreement. Each party shall permit a reputable independent certified public accounting firm designated by the other party to have access, at a mutually agreed upon time during normal business hours, to the records and books of account which relate solely to this Agreement for the purpose of determining whether the appropriate fees have been paid. Such audits may not be required more often than once every year; provided, however, that either party may audit the other within six (6) months of any audit in which a discrepancy of five percent (5%) or greater is discovered. If a discrepancy is discovered, the party in whose favor the error was made will promptly pay the amount of the error to the other. The party requesting the audit will pay the cost of the audit, provided, that if a discrepancy is discovered of five percent (5%) or greater, then the audited party will be required to pay the reasonable costs of the audit.

                                  ARTICLE 4.
                   TRADEMARKS AND OTHER PROPRIETARY MATTERS.

     4.1. EHC Trademark License. Subject to the terms and conditions of this Agreement, EHC hereby grants to POL a limited license to use the EHC trademarks as set forth on Exhibit A (the "EHC Marks") on the MyDoctor Web Site solely for purposes contemplated in this Agreement. If POL desires to use such EHC Marks other than on the MyDoctor Web Site, POL shall, in each instance, obtain EHC's prior written approval for use of the EHC Marks, which consent shall not be unreasonably withheld or delayed.

     4.2. Use of Name, Image and Likeness. POL shall not have any right to use the name, image and/or likeness of Dr. C. Everett Koop or to make any statements, whether written or oral, which state or otherwise imply, directly or indirectly, any endorsement from or affiliation with Dr. Koop in any manner whatsoever without the prior written consent of EHC, which consent may be withheld in EHC's sole discretion. EHC warrants to POL that it has all necessary rights and interests to grant such consent.

-------------------------
* * * Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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

     4.3. POL Trademark License. Subject to the terms and conditions of this Agreement, POL hereby grants to EHC a limited license to use the POL trademarks as set forth on Exhibit B (the "POL Marks") on the EHC Web Site solely for purposes contemplated in this Agreement. If EHC desires to use such POL Marks other than on the EHC Web Site, EHC shall, in each instance, obtain POL's written approval for use of the POL Marks, which consent shall not be unreasonably withheld or delayed.

     4.4. Reservation of Rights. The parties acknowledge and agree that (i) each party's Marks are and shall remain the sole property of that party; (ii) nothing in this Agreement shall convey to either party any right of ownership in the other party's Marks; (iii) neither party shall now or in the future contest the validity of the other party's Marks; and (iv) neither party shall in any manner take any action that would impair the value of, or goodwill associated with, such Marks. The parties acknowledge and agree that all use of the other party's Marks by a party shall inure to the benefit of the party whose Marks are being used.

                                  ARTICLE 5.
                             INTELLECTUAL PROPERTY

     5.1. Retention of Rights. Except as expressly licensed under this Agreement, each party shall retain all rights and interests in its web site, trademarks, copyright and other intellectual property rights.

                                  ARTICLE 6.
                  REPRESENTATIONS AND WARRANTIES; LIMITATIONS

     6.1. EHC Warranty. EHC represents and warrants for the benefit of POL that on the Effective Date and during the Term (as defined in Section 9) the:
(i) content developed by EHC, or on its behalf, on the EHC Web Site does not and will not infringe any copyright, trademarks, or trade secrets of any third party and does not and will not constitute a defamation or invasion of the rights of privacy or publicity of any kind of any third party, (ii) EHC Web Site does not violate the laws, statues or regulations of any jurisdiction, (iii) POL's use of the EHC Marks pursuant to Article 4 does not violate the rights of any third party, including without limitation, copyright, trademark, trade secret, privacy, publicity or other right.

     6.2. POL Warranty. POL represents and warrants for the benefit of EHC that on the Effective Date and during the Term the: (i) content developed by POL, or on its behalf, on the MyDoctor Web Site does not and will not infringe any copyright, trademarks, or trade secrets of any third party and does not and will not constitute a defamation or invasion of the rights of privacy or publicity of any kind of any third party, (ii) MyDoctor Web Site does not violate the laws, statues or regulations of any jurisdiction, and (iii) EHC's use of the POL Marks pursuant to Article 4 does not violate the rights of any third party, including without limitation, copyright, trademark, trade secret, privacy, publicity or other right.

     6.3. Indemnification By EHC. EHC agrees to indemnify and hold harmless POL, its officers, directors, employees and agents from and against any claims, demands, causes of action and judgments (including reasonable attorneys' fees, court costs and costs of appeal)

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(collectively, "POL Claims") by any third party arising out of any breach or alleged breach of any of EHC's representations and warranties contained in
Section 6.1, provided that POL gives EHC prompt written notice of the assertion of any such POL Claim. EHC shall have the option to undertake and control the defense and settlement of any such POL Claim; provided, however, that POL may participate in any such proceeding at its own expense with counsel of its own choosing.

     6.4. Indemnification By POL. POL agrees to indemnify and hold harmless EHC, its officers, directors, employees and agents from and against any claims, demands, causes of action and judgments (including reasonable attorneys' fees and court costs) (collectively, "EHC Claims") by any third party arising out of any breach or alleged breach of any of POL's representations and warranties contained in Section 6.2, provided that EHC gives POL prompt written notice of the assertion of any such EHC Claim. POL shall have the option to undertake and control the defense and settlement of any such POL Claim; provided, however, that EHC may participate in any such proceeding at its own expense with counsel of its own choosing.

                                  ARTICLE 7.
                            LIMITATION OF LIABILITY

     7.1. Warranty. THIS AGREEMENT IS AN AGREEMENT FOR SERVICES. NOTWITHSTANDING THE FOREGOING AND EXCEPT AS SET FORTH IN ARTICLE 6, BOTH PARTIES SPECIFICALLY DISCLAIM ALL WARRANTIES WITH REGARD TO THE MYDOCTOR AND EHC WEB SITES, INFORMATION AND SERVICES PROVIDED THEREUNDER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. IN PARTICULAR, AND NOT BY WAY OF LIMITATION, THE PARTIES DO NOT WARRANT THAT THE MYDOCTOR AND EHC WEB SITES WILL OPERATE ERROR-FREE OR WITHOUT INTERRUPTION.

     7.2. Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA, LOSS OF BUSINESS OR OTHER LOSS ARISING OUT OR RESULTING FROM THIS AGREEMENT EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF EITHER PARTY AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT OR ANY OTHER THEORY OF LIABILITY. Notwithstanding the foregoing, and except as set forth in Article 6, the aggregate liability of either party arising with respect to this Agreement will not exceed the amount of $50,000.

                                  ARTICLE 8.
                                CONFIDENTIALITY

     8.1. Confidentially Obligations. Either Party (the "Disclosing Party") may from time to time disclose Confidential Information to the other party (the "Recipient"). "Confidential Information" is all nonpublic information concerning the business, technology, internal structure and strategies of the Disclosing Party which is conveyed to the Recipient orally or in tangible form and is either marked as "confidential" or which is identified as "confidential" prior to disclosure. During the Term of this Agreement and for a period of two
(2) years thereafter, Recipient will keep in confidence and trust and will not disclose or disseminate, or permit any employee, agent or other person working under Recipient's direction to disclose or disseminate, the existence, source, content or substance of any Confidential Information to any other person. Recipient will employ at least the same methods and degree of care, but no less than a reasonable degree of care, to prevent disclosure of the Confidential Information as Recipient employs with respect to its own confidential patent data, trade secrets and proprietary information. Recipient's employees and independent contractors will be given access to the Confidential Information only on a need-to-know basis, and only if they have executed a form of non-disclosure agreement with Recipient which imposes a duty to maintain the confidentiality of information identified or described as confidential by Recipient and after Recipient has expressly informed them of the confidential nature of the Confidential Information. Recipient will not copy or load any of the Confidential Information onto any computing device or store the Confidential Information electronically except in circumstances in which Recipient has taken all reasonable precautions to prevent access to the information stored on such device or electronic storage facility by anyone other than the persons entitled to receive the Confidential Information hereunder.

     8.2. Permitted Disclosures. The commitments in this Section 8 will not impose any obligations on Recipient with respect to any portion of the received information which: (i) is now generally known or available or which, hereafter through no act or failure to act on the part of Recipient, becomes generally known or available; (ii) is rightfully known to Recipient at the time of receiving such information; (iii) is furnished to Recipient by a third party without restriction on disclosure and without Recipient having actual notice or reason to know that the third party lacks authority to so furnish the information; (iv) is independently developed by Recipient; or (v) is required to be disclosed by operation of law or by an instrumentality of the government, including but not limited to any court, tribunal or administrative agency.

                                  ARTICLE 9.
                             TERM AND TERMINATION

     9.1. Term. The term of this Agreement shall commence upon the Effective Date and shall continue for one year (the "Term"). Thereafter, this Agreement may be renewed for successive terms of one year each by mutual agreement of the parties.

     9.2. Termination for Convenience. Either party shall have the right to terminate this Agreement, with or without cause, upon ninety (90) days prior written notice to the other party. The parties hereto may also terminate this Agreement with mutual written consent at any time.

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

     9.3. Termination for Breach. If either party is in default of any material provision of this Agreement and such default is not cured within thirty
(30) days of receipt of written notice, the non-breaching party shall have the right to terminate this Agreement. The remedy set forth in this Section 9.3 shall be non-exclusive and the non-terminating party shall have all other remedies available at law and in equity.

     9.4. Termination for Insolvency. Either party shall have the right to terminate this Agreement in writing immediately if the other party (i) voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (ii) admits in writing its inability to pay its debts as they become due.

     9.5. Survival. The rights and obligations under Articles 5, 6, 7, 8 and 10 and Section 4.4 shall survive after the expiration or earlier termination of this Agreement.

                                  ARTICLE 10.
                           MISCELLANEOUS PROVISIONS

     10.1. Assignment. Neither party may sell, assign, transfer or otherwise convey any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that a party's rights hereunder may be transferred to a successor of all or substantially all of the business and assets of the party (no matter how the transaction or series of related transactions is structured).

     10.2. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement may not be amended or supplemented except by a written document executed by the parties to this Agreement.

     10.3. Arbitration. Any and all disputes, controversies and claims arising out of or relating to this Agreement or concerning the respective rights or obligations of the parties hereto shall be settled and determined by arbitration before a panel of one (1) arbitrator pursuant to the Commercial Rules then in effect of the American Arbitration Association. Each party shall have no longer than 3 days to present its position. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement. The parties agree that the arbitrators shall have the power to award damages, injunctive relief and reasonable attorneys' fees and expenses to any party in such arbitration, subject to the limitations of Article 7.

     10.4. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to its laws or rules relating to conflicts of laws.

     10.5. Notice. All notices, statements, and reports required or permitted by this Agreement shall be in writing and deemed to have been effectively given and received: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage

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prepaid, with return receipt requested; (ii) when transmitted if sent by facsimile, provided a confirmation of transmission is produced by the sending machine and a copy of such facsimile is promptly sent by another means specified in this section; or (iii) when delivered if delivered personally or sent by express courier service. Notices shall be addressed as follows:

     For EHC:                           For POL:
         Empower Health Corporation         Physicians' Online
         8920 Business Park Drive           560 White Planes Road
         Austin, TX 78759                   Tarrytown, N.Y.  10591

         Attn: Chief Financial Officer      Attn: Chief Technology Officer

Either party may change its address for the purpose of this paragraph by notice given pursuant to this paragraph.

     10.6. Force Majeure. Neither party hereto shall be in default hereunder by reason of its delay in the performance or failure to perform any of its obligations hereunder for any event, circumstance, or cause beyond its control such as, but not limited to, acts of God, strikes, lock-outs, general governmental orders or restrictions, war, threat of war, hostilities, revolution, riots, epidemics, power shortages, fire, earthquake, or flood. The party affected by any such event shall notify the other party within a maximum period of fifteen (15) days from its occurrence. The performance of this Agreement shall then be suspended for as long as any such event shall prevent the affected party from performing its obligations under this Agreement.

     10.7. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     10.8. Headings. The headings of the articles and several paragraphs of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     10.9. Waiver. The waiver of a default hereunder by one party may be effected only by a written acknowledgment signed by the other party and shall not constitute a waiver of any other default. The failure of either party to enforce any right or remedy for any one default shall be deemed a waiver of said right or remedy if the party persists in such default or commits any other default, nor shall such failure in any way affect the validity of this Agreement or any part hereof.

     10.10. Independent Parties. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a partnership, joint venture or formal business entity of any kind or create a fiduciary or similar relationship among the parties; and the rights and obligations of the parties shall be limited to those expressly set forth herein.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Empower Health Corporation:             Physicians' Online

Signature: \s\ Robert C.Hackett Jr.     Signature: \s\ Jean Louis Ecochard
           ---------------------------             -----------------------------

Name: Robert C. Hackett Jr.             Name: Jean Louis Ecochard
      --------------------------------        ----------------------------------

Title: Executive Vice President         Title: Chief Technology Officer
       -------------------------------         ---------------------------------

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                                   EXHIBIT A

                                EHC Trademarks



Trademarks:

  [LOGO]

                                   EXHIBIT B




                                POL Trademarks

Physicians' Online, U.S. Reg. 1,945,952

Physicians' Online and Logo